UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2008, Continental Airlines, Inc. ("Continental"), ExpressJet Holdings, Inc., XJT Holdings, Inc. and ExpressJet Airlines, Inc. (collectively, "ExpressJet") entered into the Second Amended and Restated Capacity Purchase Agreement (the "Amended ExpressJet CPA"), which amends and restates the current capacity purchase agreement among the parties (the "Existing ExpressJet CPA"). Under the Amended ExpressJet CPA, Continental will continue to purchase all of the capacity from the ExpressJet flights covered by the agreement at a negotiated price. In exchange for ExpressJet's operations of the flights and performance of other obligations under the Amended ExpressJet CPA, Continental has agreed to pay ExpressJet a pre-determined rate, subject to annual escalations (capped at 3.5%), based on block hours (the hours from gate departure to gate arrival) and to reimburse ExpressJet for various pass-through expenses (with no margin or mark-up) related to the flights, including airport rent, access and security fees, insurance, airport and landing fees, and certain maintenance expenses. Under the Amended ExpressJet CPA, Continental will continue to be responsible for the cost of providing fuel for all flights and will be responsible for paying aircraft rent for all aircraft covered by the Amended ExpressJet CPA.  The Amended ExpressJet CPA contains incentive bonus and rebate provisions based upon ExpressJet's operational performance, but no longer includes any payment adjustments in respect of ExpressJet's operating margin. The pre-determined rate under the Amended ExpressJet CPA is lower than the rate under the Existing ExpressJet CPA and more competitive with rates offered by other regional service providers, and no longer includes a profit margin on expenses such as fuel and aircraft rent.

The Amended ExpressJet CPA will become effective on July 1, 2008 and will cover a minimum of 205 regional jets in the first year. The minimum number of covered aircraft adjusts to 190 regional jets thereafter, but may be less as leases expire. ExpressJet will continue to lease 30 Embraer 50-seat regional jets from Continental at a reduced rate. In addition, the Amended ExpressJet CPA provides that ExpressJet may return to Continental up to 39 Embraer 50-seat regional jets that ExpressJet currently uses for non-Continental flying. From time to time, Continental may elect to add such aircraft to the agreement and withdraw from the agreement regional jets currently flown by ExpressJet for Continental, subject to the minimum covered aircraft disclosed above. ExpressJet has indicated that it anticipates returning all 39 Embraer 50-seat regional jets to Continental. If it does so, Continental currently anticipates adding those returned aircraft to the Amended ExpressJet CPA and will, in turn, withdraw from that agreement 30 Embraer 37-seat regional jets. Continental then expects to ground or sublease the withdrawn 37-seat aircraft.

In the aggregate, Continental expects that the savings resulting from the rate structure in the Amended ExpressJet CPA, together with the effect of the reduced lease rate related to 30 aircraft ExpressJet will continue to lease from Continental, the anticipated fleet exchange described above and assuming all of the 30 Embraer 37-seat regional jets are grounded, will be approximately $50 million annually.

The Amended ExpressJet CPA will expire after a term of seven years and has no renewal or extension options. The Amended ExpressJet CPA eliminates the right of Continental under the Existing ExpressJet CPA to terminate the agreement at any time upon 12 months notice. The Amended ExpressJet CPA may be terminated by Continental at any time for "cause" (as defined in the Amended ExpressJet CPA) and by either party for breach of the agreement, subject to certain notice and cure periods. The Amended ExpressJet CPA also modifies Continental's governance rights under the Existing ExpressJet CPA by reducing the scope of change-in-control limitations on ExpressJet, reducing restrictions on ExpressJet flying into Continental's hub airports, and removing the most-favored-nation clause relating to agreements ExpressJet may enter into with other airlines.

In connection with entering into the Amended ExpressJet CPA, certain existing agreements relating to aircraft subleases, facilities, ground handling, fuel purchasing and administrative services have been amended and will remain in effect, as amended. In addition, Continental and ExpressJet entered into a settlement agreement related to block hour rates for the first six months of 2008 and settled all outstanding disputed claims and other payment disagreements under the Existing ExpressJet CPA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

June 11, 2008	By /s/ Lori A. Gobillot Lori A. Gobillot Staff Vice President and Assistant General Counsel